Exhibit 16.1

July 12, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Thomas James Homes, Inc. (the “Company”) in the Registration Statement on Form S-1 pursuant to Item 304(a)(1) of Regulation S-K, as submitted confidentially to the Securities and Exchange Commission on or around July 12, 2021. We agree with the statements contained in that disclosure which relate to our firm, except that we are not in a position to agree or disagree with the Company’s statements that (a) Thomas James Homes, LLC, the Company’s accounting predecessor (“TJH Holdco”) engaged Ernst & Young LLP (“Ernst & Young”) to provide services on March 8, 2021, (b) the board of managers of TJH Holdco, upon the recommendation of the audit committee of the board of managers of TJH Holdco, approved on May 27, 2021 the engagement of Ernst & Young as TJH Holdco’s independent auditors as of and for the fiscal year ended December 31, 2020 and (c) the Company did not consult with Ernst & Young regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on TJH Holdco’s consolidated financial statements.

Very truly yours,
/s/ Haskell & White LLP
HASKELL & WHITE LLP